Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF FEBRUARY, A.D. 2025, AT 10:12 O’CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State

10110449 8100	Authentication: 203057731
SR# 20250712288	Date: 03-03-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
CERTIFICATE OF TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code Section 3801 et seq.) and sets forth the following:

FIRST: The name of the statutory trust is CAIS Sports, Media and Entertainment Fund.

SECOND: The name and address of the Registered Agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

THIRD: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-l et seq.).

By:	/s/ Vadim Avdeychik
Trustee

Name:	Vadim Avdeychik
Typed or Printed

State of Delaware Secretary of State Division of Corporations Delivered 10:12 AM 02/25/2025 FILED 10:12 AM 02/25/2025 SR 20250712288 - File Number 10110449